Exhibit 3.1

PS BUSINESS PARKS, INC.

AMENDMENT

TO

BYLAWS

Effective April 24, 2022, the Bylaws of PS Business Parks, Inc., a Maryland corporation, as amended, are hereby amended by replacing in its entirety the existing Article XVI with the following new Article XVI:

“ARTICLE XVI

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Section 1. CERTAIN CLAIMS. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or its stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine, and any record or beneficial stockholder of the Corporation who commences such an action shall cooperate in a request that the action be assigned to the Court’s Business and Technology Case Management Program. This Section 1 of Article XVI does not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 2. SECURITIES ACT CLAIMS. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.”